UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

In connection with Mark Hattendorf’s election as a member of the board of directors of CryoCor, Inc. (the “Company”) and as the Chairman of the Audit Committee thereof, and pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), Mr. Hattendorf is entitled to receive an initial option grant to purchase 20,161 shares of the Company’s common stock upon his election to the Company’s board of directors. Under the Directors’ Plan, Mr. Hattendorf will also be entitled to receive an annual option grant to purchase 6,451 shares of the Company’s common stock.

The Company has agreed to pay Mr. Hattendorf an annual retainer of $15,000 for his service as the Chairman of the Audit Committee. Mr. Hattendorf will also be entitled to receive payments and benefits that the Company’s other non-employee directors are entitled to receive under the Company’s existing policies regarding compensation of its directors.

As permitted by Delaware law, the Company expects to enter into an indemnity agreement with Mr. Hattendorf in connection with his election as a member of the board of directors of the Company and as the Chairman of the Audit Committee thereof.

Item 5.02	Election of Directors.

Reference is made to Item 1.01 of this report. On July 21, 2006, the Company announced that Mark Hattendorf, age 55, was nominated by the Company’s Corporate Governance and Nominating Committee and, effective as of July 19, 2006, elected by the Company’s board of directors to serve as a member of the Company’s board of directors and as the Chairman of the Audit Committee thereof. Mr. Hattendorf will replace Dr. Arda Minocherhomjee, who may not be considered independent for audit committee purposes under applicable rules of the Securities and Exchange Commission, as a member of the Audit Committee and will replace David Cooney, who will remain a member of the Audit Committee, in the role as Chairman thereof. Mr. Hattendorf will serve as a Class III director, to hold office until the Company’s 2008 Annual Meeting of Stockholders. A copy of the press release announcing the foregoing is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Item No.

99.1	Press release of CryoCor, Inc. dated July 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts
(Chief Financial Officer)

Date: July 21, 2006

INDEX TO EXHIBITS

99.1	Press release of CryoCor, Inc. dated July 21, 2006.